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                                                                    EXHIBIT 99.1



         Austin, Texas (March 25, 1998) ... TCC Industries, Inc. (NYSE:TEL) announced today that it was in preliminary discussions to sell all of the shares of its subsidiary, Paladin Financial, Inc., to an Acquisition Group consisting of some of the senior management of Paladin.

         In summary, if a transaction is concluded, it is anticipated that the sale would be completed within two weeks with the Acquisition Group retaining most of the existing employees of Paladin and paying to TCC consideration including its loans, advances and receivables.

         The original business plan for Paladin was to engage in the purchase, securitization and sale of Fannie Mae Mortgage Backed Securities (FNMA-MBS) and the purchase and sale, for cash, of a small quantity of 125 Loan to Value (LTV) instruments (a 125 LTV is a type of non-prime conventional loan). In the six months since the inception of the business plan, interest rates have trended lower, consumer debt has risen and the 125 LTV product has begun to dominate the market at the expense of the insured Title I loans. Several large companies in the home equity business have been obliged to take large write-offs on their loan portfolios and to restate prior year earnings.

         In the judgement of TCC's management, 125 LTV loans contain more inherent risk (since they are for amounts in excess of the acknowledged asset supporting the loan) than the Title I insured loans, and an expanded commitment by TCC to such loans does not provide a basis for sustainable growth for TCC shareholders. TCC management continues to believe that Title I insured loans do provide such a basis and will maintain this line of business through its subsidiary, Barton Creek Capital Corporation. The Acquisition Group believes that TCC's view is overly conservative and has, accordingly, presented its proposal to acquire the shares and pursue its business plan independent of TCC.

CONTACT: Robert Thomajan, President
         Walter A. DeRoeck, Chairman
         512-708-5000